EXHIBIT 10.1

DEFERRED PROSECUTION AGREEMENT

Defendant SCHNITZER STEEL INDUSTRIES, INC. (“Schnitzer Steel” or “the Company”), an Oregon corporation, by its undersigned attorneys, pursuant to authority granted by its Board of Directors, and the United States Department of Justice, Criminal Division, Fraud Section (“Department of Justice” or the “Department”), enter into this Deferred Prosecution Agreement (“Agreement”).

1.
SchnitzerSteel accepts and acknowledges that the Department of Justice will file a criminal Information in the United States District Court for the District of Oregon charging SSI International Far East, Ltd. (“SSI Korea”), a wholly-owned subsidiary of Schnitzer Steel, with Conspiracy to violate, and with substantive violations of, the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”) and the Wire Fraud statute, and with aiding and abetting the making of false entries in the books and records of Schnitzer Steel, a publicly-held corporation, in violation of the books and records and internal controls provisions of the FCPA. Schnitzer Steel accepts and acknowledges that SSI Korea will enter a plea of guilty to all charges in the Information. Schnitzer Steel does not endorse, ratify or condone criminal conduct and, as set forth below, has taken steps to prevent such conduct from occurring in the future.

2.
Schnitzer Steel accepts and acknowledges that it is responsible for the acts of its officers and employees, and those of its wholly owned subsidiary, SSI Korea, as set forth in the Statement of Facts annexed hereto as “Attachment A.” Should the Department, pursuant to Paragraphs 21 and 22 of this Agreement, initiate the prosecution that is deferred by this Agreement, Schnitzer Steel agrees that it will neither contest the admissibility of, nor contradict, in any such proceeding, the facts contained in the Statement of Facts.

3.
Schnitzer Steel expressly agrees that it shall not, through its present or future attorneys, Board of Directors, officers, or any other person authorized to speak for the Company, make any public statement, in litigation or otherwise, contradicting Schnitzer Steel’s acceptance of responsibility set forth above or the factual statements set forth in the Statement of Facts. Any such contradictory statement shall, subject to Schnitzer Steel’s cure rights below, constitute a breach of this Agreement as governed by Paragraph 21 of this Agreement, and Schnitzer Steel thereafter shall be subject to prosecution as set forth in Paragraphs 21 and 22 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to Schnitzer Steel for the purpose of determining whether Schnitzer Steel has breached this Agreement shall be at the sole discretion of the Department. Should the Department determine that a public statement by any such person contradicts in whole or in part a statement contained in the Statement of Facts, the Department shall so notify Schnitzer Steel as provided in Paragraph 27, and the Company may avoid a breach of this Agreement by publicly repudiating such statement within two (2) business days after notification. Consistent with Schnitzer Steel’s obligations as set forth above, Schnitzer Steel shall be permitted to raise defenses and to assert affirmative claims in civil and regulatory proceedings relating to the matters set forth in the Statement of Facts. This Paragraph is not intended to apply to any statement made by any Schnitzer Steel employee in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of Schnitzer Steel.

4.	In connection with this Agreement, Schnitzer Steel agrees to issue a press release, the text of which shall be acceptable to the Department.

5.	During the three-year (3) term of this Agreement, Schnitzer Steel agrees to cooperate fully with the Department, the

U.S. Securities and Exchange Commission (the “SEC”), and any other authority or agency designated by the Department investigating Schnitzer Steel and any of its present and former officers, employees, agents, consultants, contractors and subcontractors, in any and all matters relating to corrupt payments in connection with its operations. Schnitzer Steel agrees that its cooperation shall include, but is not limited to, the following:

a)
Schnitzer Steel shall continue to cooperate fully with the Department, the SEC, and any other authority or agency designated by the Department, and shall truthfully disclose all information with respect to the activities of Schnitzer Steel, its officers, employees, agents, consultants, contractors and sub-contractors concerning all matters relating to corrupt payments in connection with its operations, related false books and records, and inadequate internal controls about which Schnitzer Steel has any knowledge or about which the Department shall inquire. This obligation of truthful disclosure includes an obligation upon Schnitzer Steel to provide to the Department and to the SEC, upon request, any document, record, or other tangible evidence relating to such corrupt payments, books and records, and internal controls about which the

Department shall inquire of Schnitzer Steel. This obligation of truthful disclosure includes an obligation to provide the Department with access to Schnitzer Steel’s facilities, documents, and employees. This obligation does not apply to any communications that are protected by the attorney-client privilege or work product doctrine. The parties agree, however, that the disclosure of information to Schnitzer Steel’s counsel concerning corrupt payments and related books and records shall not relieve Schnitzer Steel of its obligation to truthfully disclose such matters to the Department and the SEC.

b)
Upon request of the Department, with respect to any issue relevant to its investigation of corrupt payments in connection with Schnitzer Steel’s operations, related books and records, and inadequate internal controls, Schnitzer Steel shall designate knowledgeable employees, agents, or attorneys to provide to the Department the information and materials described in Paragraph 5(a) above, on Schnitzer Steel’s behalf. It is further understood that Schnitzer Steel must at all times provide complete, truthful, and accurate information.

c)	With respect to any issue relevant to the Department’s

investigation of corrupt payments in connection with Schnitzer Steel’s operations, the Company shall use its best efforts to make its employees available to provide information and testimony as requested by the Department, including sworn testimony before a federal grand jury or in federal trials, as well as interviews with federal law enforcement authorities. Cooperation under this Paragraph will include identification of witnesses who, to Schnitzer Steel’s knowledge, may have material information regarding the matters under investigation.

d)
With respect to any issue relevant to the Department’s investigation of corrupt payments in connection with Schnitzer Steel’s operations, the Company shall use its best efforts to make available, for interviews or for testimony, such present or former Schnitzer Steel officers, directors, agents, consultants, and employees, and the officers, directors, employees, agents and consultants of contractors and sub-contractors, as may be requested by Department of Justice.

e)	With respect to any information, testimony, document, record, or other tangible evidence provided to the Department pursuant to this Agreement, Schnitzer Steel consents to any and all disclosures to other Government agencies of such materials as the Department, in its sole discretion, shall deem appropriate.

6.
In return for Schnitzer Steel’s full and truthful cooperation, the Department agrees not to use any information provided by Schnitzer Steel pursuant to this Agreement against the Company or its subsidiaries in any criminal or civil case relating to the conduct described in the Statement of Facts, at Attachment A, except in a prosecution for perjury or obstruction of justice; in a prosecution for making a false statement after the date of this Agreement; in a prosecution or other proceeding relating to any crime of violence; or in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the U.S. Code. In addition, the Department agrees, except as provided herein, that it will not bring any criminal or civil case against Schnitzer Steel relating to the conduct of Schnitzer Steel employees as described in the attached Statement of Facts. This Paragraph does not provide any protection against prosecution for corrupt payments, if any, made in the future by Schnitzer Steel, its subsidiaries, affiliates, officers, directors, employees, agents or consultants, whether or not disclosed by Schnitzer Steel pursuant to the terms of this Agreement, nor does it apply to any such payments, made in the past, which are not described in the attached Statement of Facts. In addition, this Paragraph does not provide any protection against criminal prosecution for any violations committed by any present or former officer, employee, director, agent or consultant of Schnitzer Steel or any of its subsidiaries or affiliates.

7.
Schnitzer Steel represents that it has implemented a compliance and ethics program designed to detect and prevent violations of the FCPA, U.S. commercial bribery laws and all applicable foreign bribery laws throughout its operations, including those of its subsidiaries, affiliates, and joint ventures, and those of its contractors and subcontractors, with responsibilities that include interactions with foreign officials. Implementation of these policies and procedures shall not be construed in any future enforcement proceeding as providing immunity or amnesty for any crimes not disclosed to the Department as of the date of the execution of this Agreement for which Schnitzer Steel would otherwise be responsible.

8.
Schnitzer Steel agrees to the appointment of an independent compliance consultant (“Compliance Consultant”), within sixty (60) calendar days of the signing of this Agreement, to monitor the Company’s compliance program with respect to the FCPA, U.S. commercial bribery laws, and applicable foreign bribery laws for a period of three (3) years from the execution of this Agreement, subject to the provisions of Paragraph 11. The Compliance Consultant shall be the same person as appointed pursuant to any agreement between Schnitzer Steel and the SEC concerning the acts described in the Statement of Facts at Attachment A. The Compliance Consultant will review and evaluate the effectiveness of Schnitzer Steel’s internal controls, record-keeping, and financial reporting policies and procedures as they relate to Schnitzer Steel’s compliance with the books and records, internal accounting controls, and anti-bribery provisions of the FCPA, U.S. commercial bribery laws, and all applicable foreign bribery laws. This review and evaluation shall include an assessment of those policies and procedures as actually implemented.

9.
The Department shall provide to Schnitzer Steel, within thirty (30) days of the signing of this Agreement, the names of two (2) recommended Compliance Consultants. Thereafter, Schnitzer Steel shall select one person as its Compliance Consultant or, in the event the Company does not select a person within thirty (30) days, the Department shall have the sole right to select the Compliance Consultant. The compensation and expenses of the Compliance Consultant, and of any persons hired under his or her authority, shall be paid by Schnitzer Steel.

10.
Schnitzer Steel shall cooperate fully with the Compliance Consultant. The Compliance Consultant shall have the authority to take such reasonable steps, in the Compliance Consultant’s view, as may be necessary to be fully informed about the operations of Schnitzer Steel within the scope of his or her responsibilities under this Agreement. To that end, Schnitzer Steel shall provide the Compliance Consultant with access to all files, books, records, and personnel that fall within the scope of his or her responsibilities under this Agreement. It shall be a condition of the Compliance Consultant’s retention that the Compliance Consultant is independent of Schnitzer Steel and that no attorney-client relationship shall be formed between them. Except insofar as Schnitzer Steel retains the attorney-client privilege or work product doctrine described in Paragraph 5(a) of this Agreement, Schnitzer Steel shall not withhold from the Department, and shall require the Compliance Consultant to agree not to withhold from the Department, any documents or information on the basis of any privilege or work product claims.

11.	Schnitzer Steel agrees that the Compliance Consultant shall assess whether Schnitzer Steel’s policies and procedures are reasonably designed to detect and prevent violations of the FCPA, all applicable U.S. commercial bribery laws, and all applicable foreign bribery laws, and, during the three-year consultancy, shall conduct an initial review and prepare an initial report, followed by two (2) follow-up reviews and follow-up reports as described below. With respect to each of the three (3) reviews, after initial consultations with Schnitzer Steel, the Department, and the SEC, the Compliance Consultant shall prepare a written work plan for each of the reviews, which shall be submitted in advance to Schnitzer Steel, the Department and the SEC for comment. In order to conduct an effective initial review and to fully understand any existing deficiencies in controls, policies and procedures related to the FCPA, U.S. commercial bribery laws, and all applicable foreign bribery laws, the Compliance Consultant’s initial work plan shall include such steps as are necessary to develop an understanding of the facts and circumstances surrounding the violations described in the attached Statement of Facts. Any disputes between Schnitzer Steel and the Compliance Consultant with respect to the work plan shall be decided by the Department in its sole discretion.

12.	In connection with the initial review, the Compliance Consultant shall issue a written report within one hundred twenty (120) calendar days after being retained, setting forth the Compliance Consultant’s assessment and making recommendations reasonably designed to improve Schnitzer Steel’s policies and procedures for ensuring compliance with the FCPA, U.S. commercial bribery laws, and all applicable foreign bribery laws. The Compliance Consultant shall provide the report to Schnitzer Steel’s Board of Directors and its Audit Committee and contemporaneously transmit copies to the following individuals, or their successors: 1) Mark F. Mendelsohn, Deputy Chief, Fraud Section, Criminal Division, U.S. Department of Justice, 10th and Constitution Ave., N.W. (Bond), Washington, D.C. 20530; and 2) Helane L. Morrison, District Administrator, U.S. Securities and Exchange Commission, 44 Montgomery Street, 26th Floor, San Francisco, CA 94127. The Compliance Consultant may extend the time period for issuance of the report with prior written approval of the Department and the SEC.

13.
Within one hundred twenty (120) calendar days after receiving the report, Schnitzer Steel shall adopt all recommendations in the report of the Compliance Consultant; provided, however, that within one hundred twenty (120) calendar days after receiving the report, Schnitzer Steel shall advise the Compliance Consultant, the Department and the SEC in writing of any recommendations that it considers

.
to be unduly burdensome, impractical, or costly. With respect to any recommendation that Schnitzer Steel considers unduly burdensome, impractical, or costly, Schnitzer Steel need not adopt that recommendation within that time but shall propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose. As to any recommendation on which Schnitzer Steel and the Compliance Consultant do not agree, such parties shall attempt in good faith to reach an agreement within sixty (60) calendar days after Schnitzer Steel serves the written advice. In the event Schnitzer Steel and the Compliance Consultant are unable to agree on an alternative proposal, Schnitzer Steel shall abide by the determinations of the Compliance Consultant. With respect to any recommendation that the Compliance Consultant determines cannot reasonably be implemented within one hundred twenty (120) calendar days after receiving the report, the Compliance Consultant may extend the time period for implementation with prior written approval of the Department.

14.
The Compliance Consultant shall undertake two follow-up reviews to further monitor and assess whether Schnitzer Steel’s policies and procedures are reasonably designed to detect and prevent violations of the FCPA, U.S. commercial bribery laws, and all applicable foreign bribery laws.

Within one hundred twenty (120) calendar days of initiating each follow-up review, the Compliance Consultant (i) shall complete the review, (ii) certify whether Schnitzer Steel’s anti-bribery compliance program, including its policies and procedures, is appropriately designed and implemented to ensure compliance with the FCPA, U.S. commercial bribery laws, and all applicable foreign bribery laws, and (iii) report on the Compliance Consultant’s findings in the same fashion as set forth in Paragraph 12 with respect to the initial review. The first follow-up review shall commence one year after appointment of the Compliance Consultant, and the second follow-up review shall commence at least one year after completion of the first review. The Compliance Consultant may extend the time period for these follow-up reviews with prior written approval of the Department and the SEC.

15.
In undertaking the assessment and reviews described in Paragraphs 8 through 14 of this Agreement, the Compliance Consultant shall formulate conclusions based on, among other things, (i) inspection of documents, including all the policies and procedures relating to Schnitzer Steel’s anti-bribery compliance program; (ii) onsite observation of Schnitzer Steel’s systems and procedures, including Schnitzer Steel’s internal controls, recordkeeping and internal audit procedures; (iii) meetings with and interviews of Schnitzer Steel’s employees, officers, directors and any other relevant persons; and (iv) analyses, studies and testing of Schnitzer Steel’s anti-bribery compliance program. In undertaking such assessment and reviews, the Compliance Consultant, at his or her own discretion, may rely, to a reasonable extent and after reasonable inquiry, on reports, studies, and analyses issued or undertaken by other consultants hired by Schnitzer Steel prior to the date of this Agreement.

16.
The Compliance Consultant’s charge, as further described in Paragraphs 8 through 15 above, is to review Schnitzer Steel’s controls, policies and procedures related to the compliance with the FCPA, U.S. commercial bribery laws and all other applicable foreign bribery laws. Should the Compliance Consultant, during the course of his or her engagement, discover that corrupt payments or corrupt transfers of property or interests may have been offered, promised, paid, or authorized by any Schnitzer Steel entity or person, or any entity or person working directly or indirectly for Schnitzer Steel, the Compliance Consultant shall promptly report such payments to Schnitzer Steel’s Corporate Compliance Officer and its Audit Committee for further investigation, unless the Compliance Consultant believes, in the exercise of his or her discretion, that such disclosure should be delayed. In such circumstances, the Compliance Consultant may refer the matter directly to the Department and the SEC. If the Compliance Consultant refers the matter only to Schnitzer Steel’s Corporate Compliance Officer or its Audit Committee, Schnitzer Steel shall promptly report the same to the Department and the SEC. If Schnitzer Steel fails to make such disclosure within ten (10) calendar days of the report of such payments to Schnitzer Steel’s Corporate Compliance Officer or its Audit Committee, the Compliance Consultant shall independently disclose his or her findings to the Department and the SEC, at the addresses listed above in Paragraph 12. If the Compliance Consultant reasonably concludes that disclosure to Schnitzer Steel’s Corporate Compliance Officer or its Audit Committee would be inappropriate, the Compliance Consultant may limit such disclosure to any one of the foregoing parties. If the Compliance Consultant reasonably concludes that disclosure to even one of the foregoing parties would be inappropriate, the Compliance Consultant may refer the matter directly to the Department or the SEC. In the event of such a direct referral, the Compliance Consultant shall make a similar disclosure to Schnitzer Steel’s Corporate Compliance Officer or its Audit

Committee as soon as the reason for the nondisclosure has abated, unless directed not to do so by the relevant authorities. Further, in the event that any Schnitzer Steel entity or person, or any entity or person working directly or indirectly for Schnitzer Steel, refuses to provide information necessary for the performance of the Compliance Consultant’s responsibilities, the Compliance Consultant shall disclose that fact to the Department and the SEC. Schnitzer Steel shall not take any action to retaliate against the Compliance Consultant for such disclosures. The Compliance Consultant is not precluded from reporting other criminal or regulatory violations discovered in the course of performing his or her duties, in the same manner as described above.

17.
The Agreement between Schnitzer Steel and the Compliance Consultant shall provide that for the three-year period of engagement and for a period of two (2) years from completion of the engagement, the Compliance Consultant shall not enter into any additional employment, consultant, attorney-client, auditing or other professional relationship with Schnitzer Steel, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such. The agreement will also provide that the Compliance Consultant will require that any firm with which he or she is affiliated or of which he or she is a member, and any person engaged to assist the Compliance Consultant in performance of his or her duties under this Agreement shall not, without prior written consent of the Department and the SEC’s Division of Enforcement, enter into any employment, consultant, agency, attorney-client, auditing or other professional relationship with Schnitzer Steel, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two (2) years after the engagement. To ensure the independence of the Compliance Consultant, Schnitzer Steel shall not have the authority to terminate the Compliance Consultant without the prior written approval of the Department and the SEC.

18.
Schnitzer Steel further agrees that its subsidiary, SSI Korea, shall pay a monetary penalty of $7,500,000 to the U.S. Treasury within ten (10) days of the imposition of any fine upon SSI Korea by the District Court for the District of Oregon. Schnitzer Steel will offset against the $7,500,000 monetary penalty required under this Agreement any fine imposed upon SSI Korea by the District Court for the District of Oregon. This amount is a final payment and shall not be refunded (a) if the Department does not institute a criminal prosecution against Schnitzer Steel pursuant to Paragraph 21 below, or (b) should the Department later determine that Schnitzer Steel has breached this Agreement and brings a prosecution against it pursuant to Paragraph 22 below. Further, nothing in this Agreement shall be deemed an agreement by the Department that this amount is the maximum criminal fine that may be imposed in such prosecution, and the Department shall not be precluded from arguing that the Court should impose a higher fine. The Department agrees, however, to recommend to the Court that any amounts paid pursuant to this Agreement and in the criminal proceeding against SSI Korea should be offset against whatever fine the Court shall impose as part of its judgment in the event of a subsequent breach and prosecution. Schnitzer Steel agrees, on behalf of itself and its subsidiaries, including SSI Korea, that no tax deduction will be sought in connection with the $7,500,000 million monetary penalty required under this Agreement or any criminal fine imposed by a Court in connection with any criminal proceeding arising from the facts contained in the Statement of Facts.

19.
In consideration of the action of the Audit Committee of the Board of Directors of Schnitzer Steel in initiating an investigation conducted by outside legal counsel and the voluntary disclosure to the Department and the SEC; the cooperation of the Audit Committee and the Company with the investigations conducted by the Department and the SEC; the willingness of the Board of Directors to replace senior officers of the Company, to increase the number of independent directors, and to adopt and implement effective compliance procedures; and the willingness of Schnitzer Steel to (a) acknowledge responsibility for its behavior, (b) cause its subsidiary, SSI Korea, to enter a plea of guilty to criminal charges, (c) continue its cooperation with the Department, the SEC, and other investigative and regulatory authorities and agencies, (d) adopt and maintain remedial measures and its commitment to independently review and audit such measures, and (e) consent to pay the criminal fine in connection with the plea of guilty of its subsidiary SSI Korea, the Department agrees that any prosecution of Schnitzer Steel be and hereby is deferred for a period of three (3) years from the date of this Agreement.

20.
The Department further agrees that if Schnitzer Steel is in full compliance with all of its obligations under this Agreement, including its obligation to adopt the recommendations of the Compliance Consultant in accordance with the terms of Paragraph 13, the Department will not institute a criminal prosecution against Schnitzer Steel pursuant to Paragraph 1, and this Agreement shall expire except that the Department shall remain bound to its obligation in paragraph 6 not to bring any criminal or civil case against Schnitzer Steel relating to the conduct described in the Statement of Facts.

21.
If the Department determines, in its sole discretion, that Schnitzer Steel, at any time between the execution of this Agreement and completion of Schnitzer Steel’s cooperation as set forth in Paragraph 5, provided deliberately false, incomplete, or misleading information under this Agreement or has committed any federal crimes subsequent to the date of this Agreement or has otherwise violated any provision of this Agreement, Schnitzer Steel shall, in the Department’s sole discretion, thereafter be subject to prosecution for any federal criminal violation of which the Department has knowledge. Any such prosecutions may be premised on information provided by Schnitzer Steel. Moreover, Schnitzer Steel agrees that any such prosecutions that are not time-barred by the applicable statute of limitations on the date of this Agreement may be commenced against Schnitzer Steel in accordance with this Agreement, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the termination of this Agreement. By this Agreement, Schnitzer Steel expressly intends to and does waive any rights in this respect.

22.
It is further agreed that in the event that the Department, in its sole discretion, determines that Schnitzer Steel has violated any provision of this Agreement: (a) all statements made by or on behalf of Schnitzer Steel to the Department, and any testimony given by Schnitzer Steel before a grand jury or any tribunal, at any legislative hearings, or to the SEC, whether prior or subsequent to this Agreement, or any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Department against Schnitzer Steel and (b) Schnitzer Steel shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of Schnitzer Steel prior to or subsequent to this Agreement, or any leads therefrom, should be suppressed. The decision whether conduct or statements of any individual will be imputed to Schnitzer Steel for the purpose of determining whether Schnitzer Steel has violated any provision of this Agreement shall be in the sole discretion of the Department.

23.	Schnitzer Steel acknowledges that the Department has made no representations, assurances, or promises concerning what sentence may be imposed by the Court should Schnitzer Steel breach this Agreement and this matter proceed to judgment. Schnitzer Steel further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

24.
Schnitzer Steel agrees that in the event it sells or merges all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale is structured as a stock or asset sale, it shall include in any contract for sale or merger a provision binding the purchaser or any successor to the obligations described in this Agreement.

25.
It is understood that this Agreement is binding on Schnitzer Steel and the Department but specifically does not bind any other federal agencies, or any state or local law enforcement or regulatory agencies, although the Department will bring the cooperation of Schnitzer Steel and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by Schnitzer Steel and its attorneys.

26.	This Agreement sets forth all the terms of the Deferred Prosecution Agreement between Schnitzer Steel and the Department. No modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Department, Schnitzer Steel’s attorneys, and a duly authorized representative of Schnitzer Steel.

27.
Any notice to Schnitzer Steel under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service or registered or certified mail, in each case addressed to Schnitzer Steel Industries, Inc., Attn: President and Chief Executive Officer, 3200 NW Yeon Avenue, Portland OR 97210, with a copy by the same means to Schnitzer Steel Industries, Inc., Attn: General Counsel, 3200 NW Yeon Avenue, Portland OR 97210. Notice shall be effective upon actual receipt by Schnitzer Steel.

FOR THE DEPARTMENT OF JUSTICE:

/S/ STEVEN A. TYRRELL
Steven A. Tyrrell
Acting Chief, Fraud Section

By: /s/ Kathleen McGovern
MARK F. MENDELSOHN
Deputy Chief, Fraud Section

DEBORAH L. GRAMICCIONI
Assistant Chief, Fraud Section

KATHLEEN MCGOVERN
Trial Attorney, Fraud Section

Fraud Section, Criminal Division

United States Department of Justice
10th& Constitution Avenue, NW
Washington, D.C. 20530
(202) 514-7023

FOR SCHNITZER:
/s/ KENNETH M. NOVACK
Kenneth M. Novack
Chairman
Schnitzer Steel Industries, Inc.
3200NW Yeon Avenue
Portland, Oregon 97210

OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with counsel for Schnitzer Steel Industries, Inc., (“Schnitzer Steel”). I understand the terms of this Agreement and voluntarily agree, on behalf of Schnitzer Steel, to each of its terms. Before signing this Agreement, I consulted with the attorney for Schnitzer Steel. The attorney fully advised me of Schnitzer Steel’s rights, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.

I have carefully reviewed every part of this Agreement with the Audit Committee of the Board of Directors of Schnitzer Steel, to which the Board has delegated the authority to approve and enter into this Agreement on behalf of Schnitzer Steel. I have fully advised the Audit Committee of Schnitzer Steel’s rights, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of Schnitzer Steel, in any way to enter into this Agreement. I am also satisfied with the attorney’s representation in this matter. I certify that I am an officer of

Schnitzer Steel and that I have been duly authorized by Schnitzer Steel to execute this Agreement on behalf of Schnitzer Steel.

10/16/06
Date                   Schnitzer Steel Industries, Inc.

By: /s/ Kenneth M. Novack

CERTIFICATE OF COUNSEL

I am counsel for Schnitzer Steel Industries, Inc., (“Schnitzer Steel”) in the matter covered by this Agreement. In connection with such representation, I have examined relevant Schnitzer Steel documents and have discussed this Agreement with the authorized representative of Schnitzer Steel. Based on my review of the foregoing materials and discussions, I am of the opinion that: Schnitzer Steel’s representative has been duly authorized to enter into this Agreement on behalf of Schnitzer Steel. This Agreement has been duly and validly authorized, executed, and delivered on behalf of Schnitzer Steel and is a valid and binding obligation of Schnitzer. Further, I have carefully reviewed every part of this Agreement with the General Counsel of Schnitzer Steel. I have fully advised him of Schnitzer Steel’s rights, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement. To my knowledge, Schnitzer Steel’s decision to enter into this Agreement is an informed and voluntary one.

10/16/06
Date

   /s/ George Terwilliger
Counsel for SCHNITZER STEEL INDUSTRIES, INC.

CERTIFICATE OF CORPORATE RESOLUTIONS

A copy of the executed Certificate of Corporate Resolutions is annexed hereto as “Attachment B.”

Attachment B

SCHNITZER STEEL INDUSTRIES, INC. LIMITED CERTIFICATE OF
CORPORATE RESOLUTIONS

I, Richard C. Josephson, do hereby certify that I am the duly elected, qualified and acting Secretary of Schnitzer Steel Industries, Inc. (“Schnitzer”), an Oregon corporation, and that the following is a complete and accurate copy of the resolutions adopted by the Board of Directors of Schnitzer at a meeting held on July 26, 2006 at which a quorum was present and resolved as follows:

WHEREAS, by resolutions adopted at its meeting on April 19, 2006, the Board approved in principle a settlement of the investigations by the U.S. Department of Justice (“DOJ”) and the United States Securities and Exchange Commission (“Commission”) into the Company’s past payment practices in the Far East and delegated to the Audit Committee of the Board authority to negotiate the definitive documentation of the settlement, subject to final approval of the Board; and

WHEREAS, the Audit Committee, with the assistance of its counsel and input from management of the Company, has prepared and obtained DOJ approval of a revised code of conduct and compliance program document, which was a condition to approval by DOJ of the settlement; and

WHEREAS, the settlement contemplates (a) the Company executing a deferred prosecution agreement with the DOJ and an offer of settlement to the Commission pursuant to which the Commission would issue a cease and desist order directed to the Company (together, the “Settlement Documents”), (b) the Company paying fines and disgorgement to the DOJ and the Commission in the amount of approximately $15 million (including prejudgment interest) and (c) SSI International Far East Ltd., a subsidiary of the Company, pleading guilty to certain crimes; now, therefore, be it

RESOLVED, that the Audit Committee, or a subcommittee thereof as designated by the Audit Committee, is authorized and empowered, with the assistance of its counsel and in consultation of management of the Company as it deems appropriate, to negotiate the final forms of the Settlement Documents; and it is further

RESOLVED, that the Company is authorized to pay to the DOJ and the Commission penalties, disgorgement and prejudgment interest in the aggregate amount of $15,225,201; and it is further

RESOLVED, that Kenneth M. Novack, Chairman of the Board, is authorized, for and on behalf of the Company, to execute and deliver the

1

Settlement Documents and such other documents and to take such other and further actions as may be approved by the Audit Committee or subcommittee thereof, as applicable, to consummate the resolution of the investigation.

I further certify that the aforesaid resolutions have not been amended or revoked in any respect and remains in full force and effect.

IN WITNESS WHEREOF, I have executed this Certificate on September 25, 2006.

By: /s/ Richard C. Josephson
Richard C. Josephson, Secretary
Schnitzer Steel Industries, Inc.

2

STATEMENT OF FACTS

I.	Schnitzer Steel’s Status as an “Issuer” Under the Foreign Corrupt Practices Act

1. Schnitzer Steel Industries, Inc. (“Schnitzer Steel”) is a publicly traded corporation organized under the laws of Oregon with its headquarters in Portland, Oregon, and offices in Oregon, California and Washington. Schnitzer Steel operates in three vertically integrated business segments: a metals recycling business; an auto parts business; and a steel manufacturing business. Schnitzer Steel maintains a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (15 U.S.C. § 78l) and was required to file reports with the United States Securities and Exchange Commission (“SEC”) under Section 13 of the Securities Exchange Act (15 U.S.C. § 78m). Accordingly, Schnitzer Steel is an “issuer” within the meaning of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1.

2. From 1995 to the present, Schnitzer Steel has maintained a wholly-owned subsidiary in Seoul, Republic of Korea (“South Korea”). The subsidiary, SSI International Far East, Ltd. (“SSI Korea”), facilitates the sale of ferrous recycled (“scrap”) metal by Schnitzer Steel from the United States and also acts as a broker for the sale of scrap metal by Japanese suppliers to steel producers in the People’s Republic of China (“China”) and South Korea. SSI Korea maintains its principal office in Seoul. It is managed by SSI International, Inc., a wholly-owned subsidiary of Schnitzer Steel in Tacoma, Washington. SSI Korea acts as Schnitzer Steel’s agent in South Korea and China, maintaining the business relationships with Schnitzer Steel’s customers in those countries. SSI Korea also transmits

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requests to the United States for approval and wire transfer of funds in connection with sales of scrap metal to Schnitzer Steel’s customers in South Korea and China, which payments subsequently are processed and approved by employees and officers of Schnitzer Steel in Portland, Oregon. Accordingly, SSI Korea operates within the territorial jurisdiction of the United States, within the meaning of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-3.

3. Schnitzer Steel has developed longstanding relationships with steel producers in South Korea and China that have purchased Schnitzer Steel’s scrap metal. Some of those steel producers in China, such as Baosteel, are wholly or partially owned by the government of China. Those government-owned customers are foreign government “instrumentalities,” and their officers and employees are “foreign officials,” within the meaning of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1(f)(1)(A).

II.	Overview of Violations

4. From at least 1995, continuing to in or about at least August 2004, Schnitzer Steel through its officers and employees authorized and made corrupt payments, principally in cash, to officers and employees (“managers”) of private customers in South Korea and private and government-owned customers in China to induce them to purchase, and to secure an improper advantage with respect to the purchase of, scrap metal from Schnitzer Steel. In total, corrupt payments of approximately $204,537 were paid to managers of government-owned customers in China, and corrupt payments of approximately $1,683,672 were paid to managers of private customers in China and South Korea. These

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corrupt payments took three basic forms: (1) commissions, (2) refunds, and (3) gratuities.

III.	Details of the Violations
A.            Commissions

5. From at least 1999 to in or about August 2004, Schnitzer Steel made corrupt payments in connection with nearly every sale of scrap metal to customers in South Korea and China, which payments were falsely reflected on Schnitzer Steel’s books and records as “commissions” (hereafter “commissions”). The “commissions” were included in the purchase price of the scrap metal. For scrap metal sold to customers in South Korea, the “commission” was a standard $0.25 per ton. For scrap metal sold to customers in China, the “commission” was a standard $0.15 per ton. Schnitzer Steel wired the “commissions” at the request of the head of its Asian scrap metal sales (“Officer A”) to off-books bank accounts in South Korea opened and maintained by the manager of SSI Korea (“Employee A”), specifically for receiving these payments. Officer A was a resident of Tacoma, Washington, and was an employee of SSI International, Inc. from in or about 1995 through 2005. From in or about March 2000 to in or about May 2004, Officer A was a senior officer of SSI International, Inc. and was responsible for Schnitzer Steel’s Asian scrap metal sales. Officer A’s duties included, among other things, negotiating sales of scrap metal with steel production companies in Asia on behalf of Schnitzer Steel; handling invoices from SSI Korea for payment in connection with sales to Schnitzer Steel’s customers in Asia; and forwarding to Schnitzer Steel’s offices in Portland, Oregon, for processing and authorization wire transfer requests for payment to managers of Schnitzer Steel’s scrap metal

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customers in China and South Korea. Employee A was a resident of Seoul, South Korea, and was an employee of SSI Korea from in or about 1995 through 2005. From in or about 1998 through 2005, Employee A was the manager of SSI Korea and was responsible for managing the business relationships locally with Schnitzer Steel’s scrap metal customers in Asia, managing SSI Korea’s Japanese brokered scrap metal sales, coordinating the delivery of scrap metal to steel mills in South Korea and China and forwarding to Officer A in Tacoma, Washington, invoices for payment in connection with sales to Schnitzer Steel’s customers in South Korea and China and wire transfer requests for payment to managers of Schnitzer Steel’s scrap metal customers in those countries.

6. Officer A and Employee A would use funds from the secret accounts to make cash “commission” payments to the managers of the customers, the funding of which is described below. “Commissions” typically were paid directly to a customer’s manager in cash, either at a restaurant or at the customer’s office. Between September 1999 and August 2004, at least 131 “commission” payments were made in South Korea and China. Of those, at least 72 “commission” payments were made to managers of their scrap metal customers in China. Those payments totaled approximately $299,558.10, of which at least approximately $104,297.03 was paid to managers of foreign government “instrumentalities” within the meaning of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1(f)(1)(A) (hereafter “government instrumentalities”). At least 59 payments totaling approximately $475,021.15 were made to managers of non-government owned or controlled (“private”) customers in South Korea.

7. SSI Korea also acted as a broker for Japanese scrap metal companies that sold scrap metal in South Korea and

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China, receiving brokerage commissions for finding buyers for scrap metal in South Korea and China. From at least September 1999 until at least September 2001, Japanese companies provided SSI Korea with funds to make corrupt payments to managers of the South Korean and Chinese steel mills similar to the corrupt payments made by Schnitzer Steel for the scrap metal it sold. Employee A generally delivered these corrupt payments to the managers of the South Korean and Chinese steel mills. Employee A and others delivered at least 135 cash “commission” payments by Japanese scrap metal suppliers to managers of their customers in South Korea and China. These payments totaled approximately $156,059.50, of which at least $3,823.35 was paid to managers of steel mills which were government instrumentalities. Records of these “commission” payments were maintained by Schnitzer Steel in the United States until September 2001. All records of “commissions” related to the Japanese brokered sales paid after September 2001 were maintained in South Korea by SSI Korea. In or around August 2004, the records maintained by SSI Korea were intentionally destroyed by an SSI Korea employee, as described below.

B.            Refunds

8. Schnitzer Steel made a second type of corrupt payment in connection with sales of scrap metal to South Korean and Chinese customers. Those payments typically were reflected on Schnitzer Steel’s books and records as a “refund to customer” or “rebate to customer,” although some were characterized variously as “quality claims,” “discounts,” “credits,” and “freight savings” (hereafter “refunds”). In order to pay the refunds, Schnitzer Steel participated in a scheme whereby the customer’s manager would cause the customer to overpay Schnitzer

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Steel for the scrap metal purchase, and would then personally recover the overpayment from Schnitzer Steel. For sales in which “refunds” were paid, “commissions” typically also were paid, resulting in two or more corrupt payments to the customer’s manager.

9. The practice of paying “refunds” appears to have started in mid-2001, due to the volatility in the price of scrap metals, which sometimes resulted in a substantial difference in the price of metal between the time of signing the contract and shipment 60 to 90 days later. When the price in the market at the time of shipment was substantially lower than the contract price, a customer’s manager often demanded to be paid a “refund.” The “refund” was negotiated at the time the customer entered into a subsequent contract with Schnitzer Steel. The amount of the “refund” was based on the tonnage of the next shipment to the customer.

10. Unlike “commissions,” which were a fixed per-ton amount, “refunds” varied from $0.25 per ton up to $1.00 per ton. The so-called “refund” was then incorporated in the price of the subsequent scrap metal contract so that the customer, not Schnitzer Steel, bore the cost of the “refund” which was thereafter paid to the customer’s manager. “Refunds” were paid in the same way as “commission payments.” Schnitzer Steel wired the money for the “refunds” to secret bank accounts in South Korea opened and maintained by Employee A specifically for the purpose of receiving these payments. Officer A and Employee A then used funds from the secret accounts to pay “refunds” to the managers of the customers, the funding of which is described below. “Refunds” typically were paid directly to the customer’s manager in cash, either at a restaurant or at the customer’s office.

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11. At least 80 “refund” payments were made between May 2001 and August 2004, totaling approximately $889,372.68. Of those, at least 38 “refund” payments were made to customers’ managers in China, totaling approximately $280,046.47, of which approximately $57,218.18 was paid to managers of customers which were government instrumentalities. At least 42 “refund” payments totaling approximately $609,326.21 were made to managers of private customers in South Korea.

12. Three “refund” payments were made or facilitated by Schnitzer Steel in regard to its brokerage of Japanese scrap metal between May and September 2002. The total amount of those payments was approximately $12,399.00, all of which were paid to managers of private customers. Records related to those three “refunds” were maintained by Schnitzer Steel in the United States; all other records of “refund” payments related to the Japanese brokered sales after September 2001 were maintained by SSI Korea in South Korea. In or around August 2004, the records maintained by SSI Korea related to “refund” payments were destroyed by an SSI Korea employee, as described below.

C.	Funding of “Commission” and “Refund” Payments Through Off-Book Bank Accounts in South Korea

13. In 1995, Schnitzer Steel acquired Manufacturing Management Inc. (“MMI”) and its South Korean subsidiary, MMI International Far East, Ltd. (“MMI Korea”), which became SSI Korea. Thereafter, Schnitzer Steel adopted MMI’s practice of making illegal “commission” payments to managers of customers in cash or bank check from funds held in a series of bank accounts

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in South Korea that were not reflected on the books and records of Schnitzer Steel or SSI Korea (the “off-book” bank accounts). Starting around 2001, funds from those bank accounts were also used to pay illegal “refunds.”

14. Between 1995 and 1998, the off-book bank accounts were opened and maintained in the names of relatives of “Employee B,” a former MMI Korea employee who in 1995 became the manager of SSI Korea. Employee B was a resident of Seoul, South Korea. Between 1995 and 1998, Employee B was responsible for managing the business relationships locally with Schnitzer Steel’s scrap metal customers in Asia, managing SSI Korea’s Japanese brokered scrap metal sales, coordinating the delivery of scrap metal to the customers of Schnitzer Steel and the Japanese scrap metal suppliers, and forwarding to Tacoma, Washington, invoices for payment in connection with sales to Schnitzer Steel’s customers in South Korea and China and wire transfer requests for payment to managers of Schnitzer Steel’s scrap metal customers in those countries.

15. Employee B resigned from SSI Korea in 1998. Following his resignation, his former deputy, Employee A, became the manager of SSI Korea. Around that time, Employee C, a former employee of MMI based in Tacoma, Washington, who was Officer A’s supervisor and the manager of Schnitzer Steel’s Asian scrap metal sales until he retired in or around February 2000, traveled to South Korea and instructed Employee A that he was to continue making “commission” payments on behalf of Schnitzer Steel to managers of its South Korean and Chinese customers. Employee C further instructed Employee A that he should establish bank accounts to be used to facilitate the “commission” payments. Thereafter, Employee A opened bank accounts in South Korea in the

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names of his mother and wife. On August 21, 2001, Employee A opened a bank account in the name of a fictitious corporate entity, similar to that of SSI Korea, “SSI International Co., Ltd.” Employee A maintained these off-book bank accounts on behalf of SSI Korea from 1998 through sometime in 2004.

16. After a shipment of scrap metal was delivered from Schnitzer Steel to the South Korean or Chinese customer, Employee A sent to Officer A in Tacoma, Washington, an invoice for the “commission” associated with that shipment.

17. After receiving an invoice from Employee A for a “commission,” Officer A authorized it and requested a wire transfer be made to one of SSI Korea’s off-book bank accounts. The wire transfer request was forwarded from Officer A in Tacoma, Washington, to Schnitzer Steel employees in Portland, who approved and processed it. The request typically identified a bank account number, but not the individual or entity in whose name that bank account was maintained. The request typically identified the payment as a “commission.” Each “commission” payment was authorized by one or more Schnitzer Steel executives. Similarly, Officer A made a wire request for each “refund,” which was sent from Tacoma, Washington, to Portland, Oregon, for approval and processing. “Officer B,” who supervised Officer A, authorized at least 40 “commissions” or “refunds” between September 1999 and October 2003. Officer B was a resident of Portland, Oregon, who was employed as a senior executive officer of Schnitzer Steel, based in Portland, Oregon, from at least 1990 to 2005. Officer B’s responsibilities included, among other things, setting policy for the sale of scrap metal to Asian customers, approving all such sales, authorizing wire transfer

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requests for payment to managers of customers of Schnitzer Steel, and directly supervising the work of and approving the expenses of Officer A.

18. The funds for the “commissions” and “refunds” were transmitted by Schnitzer Steel in Portland to the off-book bank accounts in South Korea by wire transfers that were reflected in Schnitzer Steel’s books and records as “commissions” and “refunds.” Between September 1999 and August 2004, at least 121 such wire transfers were made.1

19. Prior to August 21, 2001, the off-book bank accounts in South Korea were maintained in the names of individuals. The Japanese suppliers for which SSI Korea brokered scrap metal sales refused to transfer funds to those accounts, because the suppliers did not want to send funds to bank accounts in the names of individuals. Instead, the Japanese suppliers transferred funds for both SSI Korea’s brokerage commission and the corrupt payments to the managers of the customers to the bank account of SSI Korea. Employee A, however, did not want to make the payments from the SSI Korea bank account, because he did not want to risk disclosure of the payments. Accordingly, Employee A in South Korea and Officer A in Tacoma, Washington, agreed that Schnitzer Steel in Portland would wire transfer funds to the off-book bank accounts in South Korea. These wire transfers were authorized by one or more Schnitzer Steel executives or officers.

20. Between September 1999 and September 2001, there

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1   7 of the 121 wire transfers to off-book bank accounts paying “commissions” and “refunds” also included payments associated with the Japanese brokered scrap metal sales. See footnote 2 below.
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were 25 wire transfers from Schnitzer Steel to off-book bank accounts in South Korea in connection with “commissions” related to Japanese brokered scrap metal sales.2  Officer B authorized 4 of those wire transfers. In addition, in 2002, there were 3 wire transfers from Schnitzer Steel to the off-book bank account in the name of the fictitious entity SSI International Co., Ltd. in connection with “refunds” related to Japanese brokered scrap metal sales.

21. After Employee A opened an off-book bank account on August 21, 2001 in the fictitious name SSI International Co., Ltd., the Japanese scrap metal suppliers transferred funds to cover their corrupt payments to managers of their customers directly to that account. The records of all funds received from the Japanese scrap metal suppliers after August 21, 2001, with the exception of the 3 “refund” payments noted above, were maintained solely by SSI Korea. Those records were destroyed in or about August 2004 by an SSI Korea employee, as described below.

D.            Gratuities

22. In addition to the “commission” and “refund” payments, Schnitzer Steel, from at least October 1999 to in or about May 2003, made a third type of corrupt payment in connection with certain sales of scrap metal to customers in South Korea and China. The third type of payment was made through checks written to Schnitzer Steel employees or to “cash,” which were reflected on Schnitzer Steel’s books and records as
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2   7 of the 25 wire transfers made in connection with the Japanese brokered scrap metal sales also included payments for “commissions” and “refunds.”
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“gratuities,’” “other marine expenses,” “commissions,” “customer relations,” and “bonuses” (hereafter “gratuities”).

23. Checks to fund the “gratuities” were written and cashed by Schnitzer Steel employees in the United States at the direction of Schnitzer Steel Officer A in Tacoma, Washington. Some of these checks were written and cashed with the authorization by one or more Schnitzer Steel executives or officers. The cash was delivered in the United States to the manager of the South Korean or Chinese customer at or about the time that a cargo of scrap metal was loaded for shipment.

24. Between October 1999 and April 2003, at least 26 payments of “gratuities” were made in the United States to managers of South Korean and Chinese customers. Of those, at least 18 of the “gratuity” payments were made to managers of Chinese customers. Those payments totaled $45,198.60, of which at least $39,198.60 was paid to managers of customers which were government instrumentalities. At least 6 payments totaling $6,600 were made to managers of private South Korean customers. Two additional payments of “gratuities” totaling $4,000 were made to managers of customers, the identities of which cannot be determined from Schnitzer Steel’s books and records.

E.	Other Cash Payments to Officers or Employees of Customers

25. In addition to the payments of “commissions,” “refunds,” and “gratuities,” other cash payments were made by Officer A and Employee A to managers of Schnitzer Steel’s customers. Some of the other cash payments ranged in amount from $2,000 to over $6,000. Others, characterized in Schnitzer Steel’s books and records as “condolence money” and

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“congratulations money,” typically ranged in amount from $45 to $500. The other cash payments made by Officer A were authorized by Officer B.

26. Approximately 25 other cash payments to managers of Schnitzer Steel’s customers were made between September 1999 and December 2004, the total amount of which was $17,243.46, of which $4,500 was paid to managers of customers which were government instrumentalities.

F.	Gifts and Entertainment

27. Both Officer A and Employee A gave gifts to managers of customers. Some of the gifts were given in conjunction with the payments of “commissions” and “refunds,” which Officer A and Employee A typically presented privately to the manager in cash or “bank check” wrapped with a gift (e.g., pens, jewelry, perfume). The value of those gifts was generally less than $350. However, more substantial gifts, ranging in value from $400 to $8,000, were also given. The value of the gifts increased substantially in the fall of 2004 after the practice of making corrupt payments to managers of Schnitzer Steel’s customers was uncovered and Officer B instructed that no further “commissions” or “refunds” be paid to managers of Schnitzer Steel’s customers. For example, Officer A gave a manager of a private customer a $2,400 Cartier watch in or about September 2004, and Employee A gave a manager of a different
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private customer two gift certificates worth approximately $10,000 in or about November 2004.

28. Between September 1999 and December 2004, gifts with a total value of $50,392.12 were given to managers of customers by Officer A and Employee A. At least $3,564.65 of those gifts were given to managers of customers which were government instrumentalities.

29. Officer A and Employee A also entertained managers of customers extensively. This entertainment was provided in South Korea, China and the United States. The entertainment in South Korea included free use of SSI Korea’s golf club membership and a condominium time-share which gave SSI Korea the right to accommodations at five resort locations. The expenses attributed to the entertainment of managers of customers between September 1999 and December 31, 2004 totaled $87,636.75.

30. Officer B authorized the expenses for gifts and entertainment incurred by Officer A.

G.	Books and Records Violations

31. Schnitzer Steel failed to properly account for the various types of corrupt payments made and failed to accurately describe the same in its books and records. Instead, Schnitzer Steel improperly characterized the payments it made as legitimate payments for “commissions,” “sales commissions,” “commissions to the customer,” “refunds,” “rebates,” “refunds to customer,” “rebates to customer,” “quality claims,” “discounts,” “credits,” “freight savings,” “cash,” “gratuities,” “other marine expenses,”

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“customer relations,” “bonuses,” “condolence money,” and “congratulations money,” in its books and records.

IV.	Knowledge of the Payment Practices by Schnitzer Steel Senior Management

32. Certain members of the senior executive management of Schnitzer Steel, including Officer B, were aware of and either authorized or had knowledge of, within the meaning of the Foreign Corrupt Practices Act, § 78dd-1(f)(2), the giving of corrupt cash payments and gifts, and of providing entertainment to customers’ managers in South Korea and China, including managers of government instrumentalities.

V.	Revenue Realized by Schnitzer Steel on Scrap Metal Sales for Which Corrupt Payments Were Made to Managers of Customers

33. Schnitzer Steel realized gross revenue of approximately $602,139,470 and profits of approximately $54,927,319 on scrap metal sold by Schnitzer Steel to South Korean and Chinese customers between September 1999 and August 2004 with respect to which corrupt payments were paid. From those scrap metal sales to government instrumentalities, Schnitzer Steel realized gross revenue of approximately $96,396,740 and profits of approximately $6,259,104.

34. Schnitzer Steel realized gross revenue of approximately $1,513,097 and profits of approximately $420,512 on scrap metal sales by Japanese suppliers to South Korean and Chinese customers between September 1999 and August 2004 for which SSI Korea received a brokerage commission, and for which it may be inferred, based on the destruction of records by SSI

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Korea, that “commissions” or “refunds” were paid. From those sales, Schnitzer Steel realized gross revenue of approximately $58,610 and profits of approximately $19,991 on scrap metal sold to government instrumentalities.

VI.	Schnitzer Steel’s Lack of Internal Controls

35. Prior to May 2004, and during the period of these transactions, Schnitzer Steel provided no training or education to any of its employees, agents or subsidiaries regarding the requirements of the Foreign Corrupt Practices Act, or the prohibitions on the payments of commercial bribes or “kickbacks.” Schnitzer Steel also failed to maintain any program or procedures to monitor its employees, agents and subsidiaries for compliance with the FCPA and commercial bribery laws.

VII.	Schnitzer Steel’s Investigation and Initial Response

36. In May 2004, when Schnitzer Steel introduced its new compliance and ethics program, Schnitzer Steel’s compliance department uncovered the corrupt payments and Schnitzer Steel began to investigate the potential violations of law. At that time, Officer B prohibited any further corrupt payments, but nonetheless authorized Officer A to make at least two additional corrupt payments that Schnitzer Steel previously had promised private customers. In late May or early June 2004, Officer B also authorized Officer A to increase entertainment expenses in lieu of cash payments to Schnitzer Steel’s private and government-owned scrap metal customers. In response, Officer A and Employee A gave managers of Schnitzer Steel’s scrap metal customers additional gifts, including gift certificates worth $10,000 and a Cartier watch worth $2,400, as described above.

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VIII.	Destruction of Records by SSI Korea

37. After Schnitzer Steel began its internal investigation in late May or early June 2004 but before it had issued a directive to its employees to preserve documents related to the scrap metal transactions, an SSI Korea employee destroyed documents concerning the corrupt payments and off-book bank accounts, at the direction of Employee A, as described below.

38. Around May 2004, the general practice of making corrupt payments to managers of South Korean steel producers that purchased scrap metal became a matter of public notice when South Korean law enforcement authorities conducted raids at the offices of a South Korean steel company and six suppliers of its imported raw materials.

39. Although SSI Korea was not one of the companies whose offices were searched, Employee A was summoned twice for interviews by the South Korean public prosecutor investigating the matter and was questioned regarding any corrupt payments made to the South Korean steel company’s managers. In the initial interview, Employee A denied making any such payments. In his second interview, however, Employee A admitted making the corrupt payments, but claimed a much smaller amount than had actually been paid.

40. Shortly after each interview, Employee A and Officer A discussed the interview and its implications. Officer A shared the content of those discussions with Officer B. Employee A later suggested to Officer A that the records of corrupt payments to and from the off-book bank accounts be

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destroyed, and Officer A did not disagree. In or about August 2004, Employee A directed a member of the SSI Korea staff to destroy all records pertaining to the off-book bank accounts, which the staff member did. Thereafter, Employee A informed Officer A that the documents had been destroyed.

IX.	Schnitzer Steel’s Cooperation and Remedial Actions

41. Schnitzer Steel has fully cooperated with the investigation, producing all documents and information requested, including voluntary production of documents protected by the attorney-client privilege and early production and identification to the Department of Justice (“DOJ”) of relevant documents. Schnitzer Steel also agreed to make employees available for interviews and encouraged employee cooperation by agreeing to pay travel expenses and attorneys’ fees.

42. Schnitzer Steel’s Audit Committee and Board of Directors have taken additional remedial actions, including ordering an investigation, the results of which were provided to DOJ and the SEC. Schnitzer Steel has also designed and is implementing a remedial plan, which includes (i) the appointment of a corporate compliance officer who reports to Schnitzer Steel’s Audit Committee, (ii) expanded roles for Schnitzer Steel’s Audit Committee to oversee compliance with the Foreign Corrupt Practices Act and other applicable bribery laws, (iii) new reporting lines directly to the Audit Committee and Board of Directors, (iv) new ethics and due diligence policies, and (v) enhanced programs for educating and training executives and employees on ethical matters, including Foreign Corrupt Practices Act /anti-bribery compliance training. These and other remedial actions build on other corporate governance changes adopted by

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Schnitzer Steel pursuant to the Sarbanes-Oxley Act of 2002.

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